Exhibit 23.1

INDEPENDENT AUDITORS CONSENT

The Plan Administrator of the Samsonite Employee Savings Trust:

We consent to incorporation by reference in the registration statement (No.  333-19281) on Form S-8 of Samsonite Corporation of our report dated June 19, 2003, relating to the statements of net assets available for benefits of the Samsonite Employee Savings Trust as of December 31, 2002 and 2001, the statement of changes in net assets available for benefits for the year ended December 31, 2002, and the related supplemental schedule, which report appears in the December 31, 2002 annual report on Form 11-K of Samsonite Employee Savings Trust.

/s/ KPMG LLP

Denver, Colorado
June 19, 2003